The Clorox Company

Supplemental Unaudited Condensed Information – Volume Growth

Reportable Segments	% Change vs. Prior Year									Major Drivers of Change
	FY16					FY17
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	FYTD
Cleaning	5%	2%	5%	12%	6%	13%	10%	13%	12%

Q3 increase driven primarily by higher shipments in Home Care, including double-digit growth of Clorox® disinfecting wipes behind expanded club channel distribution and the launch of new ScentivaTM wipes and sprays, as well as higher shipments in Professional Products mainly across cleaning products.

Household	1%	0%	3%	7%	3%	6%	11%	9%	9%

Q3 increase driven primarily by the benefit of the RenewLife acquisition and higher shipments in Cat Litter supported by increased merchandising activity, which includes Fresh Step® with FebrezeTM products, partially offset by lower shipments in Charcoal, comparing to high single-digit volume growth in the year-ago quarter.

Lifestyle	8%	2%	4%	5%	5%	1%	5%	-1%	2%

Q3 decrease driven primarily by lower shipments in Brita® water filtration and Burt’s Bees® Natural Personal Care businesses, comparing to double-digit volume growth in both businesses in the year-ago quarter.

International	0%	0%	4%	1%	1%	4%	2%	-2%	1%

Q3 decrease driven primarily by lower shipments in certain Latin American countries, mainly Argentina, partially offset by higher shipments in Canada, which included the benefit from the RenewLife acquisition.

Total Company	3%	1%	4%	7%	4%	8%	8%	7%	7%

Supplemental Unaudited Condensed Information – Sales Growth

Reportable Segments	% Change vs. Prior Year									Major Drivers of Change
	FY16					FY17
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	FYTD
Cleaning	6%	2%	5%	6%	5%	7%	3%	7%	6%	Q3 variance between volume and sales driven primarily by unfavorable mix.
Household	5%	1%	4%	5%	4%	3%	12%	4%	6%	Q3 variance between volume and sales driven primarily by unfavorable mix and higher trade promotion spending.
Lifestyle	7%	2%	5%	4%	4%	2%	4%	-3%	1%	Q3 variance between volume and sales driven primarily by higher trade promotion spending to support product innovation that launched late in the quarter.
International	-8%	-7%	-9%	-9%	-8%	0%	-2%	3%	0%	Q3 variance between volume and sales largely due to the benefit of price increases, primarily in Argentina, partially offset by higher trade promotion spending.
Total Company	3%	0%	2%	3%	2%	4%	5%	4%	4%

The Clorox Company

Supplemental Unaudited Condensed Information – Gross Margin Drivers

The table below provides details on the drivers of gross margin change versus the prior year.

Driver	Gross Margin Change vs. Prior Year (basis points)
	FY16					FY17
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
Cost Savings	+140	+130	+120	+110	+130	+140	+140	+150
Price Changes	+110	+110	+100	+60	+90	+70	+70	+60
Market Movement (commodities)	+100	+180	+180	+90	+140	+90	+10	-70
Manufacturing & Logistics	-120	-150	-150	-120	-140	-220	-210	-130
All other (1)	-10	-60	-40	-160	-70	-140	0	-140
Change vs prior year	+220	+210	+210	-20	+150	-60	+10	-130
Gross Margin (%)	45.0%	44.6%	45.3%	45.4%	45.1%	44.4%	44.7%	44.0%

(1)

In Q4 of fiscal year 2016, “All other” includes about -60bps of unfavorable mix, -50bps related to acquisition of the RenewLife business in May 2016 primarily due to one-time integration costs, and -40bps of higher trade promotion spending.

In Q1 of fiscal year 2017, “All other” includes about -60bps of unfavorable mix and -50bps of unfavorable foreign exchange impact.

In Q3 of fiscal year 2017, “All other” includes about -100bps of unfavorable mix (negative mix in charcoal business and strong sales in club channel across multiple businesses) and -60bps of higher trade promotion spending.

The Clorox Company

Supplemental Information – Balance Sheet
(Unaudited)
As of March 31, 2017

Working Capital Update

Dollars in Millions and percentages based on rounded numbers

	Q3		Change	Q3		Change
	FY 2017	FY 2016		Days (6) FY 2017	Days (6) FY 2016
Receivables, net	$568	$530	$38	33	32	1
Inventories, net	$510	$460	$50	55	53	2
Accounts payable and Accrued Liabilities (1)	$948	$955	($7)
Total WC (2)(5)	$224	$221	NA
Total WC % net sales (3)(5)	3.8%	3.9%
Average WC (2)(5)	$241	$232	NA
Average WC % net sales (4)(5)	4.1%	4.1%

(1)	Accounts payable and accrued liabilities were combined into one financial statement line as of June 30, 2016. The change has been retrospectively applied to all periods presented.
(2)	Working capital (WC) is defined in this context as current assets minus current liabilities excluding cash and short-term debt, based on end of period balances. Average working capital represents a two-point average of working capital.
(3)	Represents working capital at the end of the period divided by (net sales for current quarter x 4).
(4)	Represents a two-point average of working capital divided by (net sales for current quarter x 4).
(5)	In June 2016, the Company prospectively adopted ASU No. 2015-17 "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes" requiring all deferred tax assets and liabilities to be classified as noncurrent. As a result, total working capital and average working capital for fiscal year 2017 are not comparable to corresponding amounts in prior years.
(6)	Days calculations based on a two-point average.

Supplemental Information – Cash Flow
(Unaudited)
For the quarter ended March 31, 2017

Capital expenditures for the third quarter were $44 million versus $45 million in the year-ago quarter.

Depreciation and amortization expense for the third quarter was $39 million versus $40 million in the year-ago quarter.

Net cash provided by continuing operations in the third quarter was $212 million, or 14 percent of net sales.

The Clorox Company

Supplemental Unaudited Condensed Information

Fiscal Year-To-Date Free Cash Flow Reconciliation

Dollars in Millions and percentages based on rounded numbers

	Q3 Fiscal YTD 2017	Q3 Fiscal YTD 2016
Net cash provided by continuing operations – GAAP	$483	$436
Less: Capital expenditures	$161	$113
Free cash flow – non-GAAP (1)	$322	$323
Free cash flow as a percentage of net sales – non-GAAP (1)	7.4%	7.8%
Net sales	$4,326	$4,161

(1)	In accordance with the SEC's Regulation G, this schedule provides the definition of certain non-GAAP measures and the reconciliation to the most closely related GAAP measure. Management uses free cash flow and free cash flow as a percentage of net sales to help assess the cash generation ability of the business and funds available for investing activities, such as acquisitions, investing in the business to drive growth, and financing activities, including debt payments, dividend payments and share repurchases. Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures. In addition, free cash flow may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.

The Clorox Company

Supplemental unaudited reconciliation of earnings from continuing operations before income taxes to EBIT(1)(3) and EBITDA (2)(3)

Dollars in millions and percentages based on rounded numbers

	FY 2016					FY 2017

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	9/30/15	12/31/15	3/31/16	6/30/16	6/30/16	9/30/16	12/31/16	3/31/17
Earnings from continuing operations	$264	$230	$237	$252	$983	$264	$227	$247
before income taxes
Interest income	-$1	-$2	-$1	-$1	-$5	-$1	-$1	-$1
Interest expense	$23	$22	$22	$21	$88	$22	$22	$22
EBIT (1)(3)	$286	$250	$258	$272	$1,066	$285	$248	$268
EBIT margin (1)(3)	20.6%	18.6%	18.1%	17.0%	18.5%	19.8%	17.6%	18.1%
Depreciation and amortization	$41	$41	$40	$43	$165	$41	$41	$39
EBITDA (2)(3)	$327	$291	$298	$315	$1,231	$326	$289	$307
EBITDA margin (2)(3)	23.5%	21.6%	20.9%	19.7%	21.4%	22.6%	20.6%	20.8%
Net sales	$1,390	$1,345	$1,426	$1,600	$5,761	$1,443	$1,406	$1,477

Total debt (4)	$2,218	$2,287	$2,219	$2,312	$2,312	$2,407	$2,549	$2,440
Debt to EBITDA (3)(5)	1.8	1.8	1.8	1.9	1.9	2.0	2.1	2.0

(1)	EBIT (a non-GAAP measure) represents earnings from continuing operations before income taxes (a GAAP measure), excluding interest income and interest expense, as reported above. EBIT margin is the ratio of EBIT to net sales.
(2)	EBITDA (a non-GAAP measure) represents earnings from continuing operations before income taxes (a GAAP measure), excluding interest income, interest expense, depreciation and amortization, as reported above. EBITDA margin is the ratio of EBITDA to net sales.
(3)	In accordance with the SEC's Regulation G, this schedule provides the definition of certain non-GAAP measures and the reconciliation to the most closely related GAAP measure. Management believes the presentation of EBIT, EBIT margin, EBITDA, EBITDA margin and debt to EBITDA provides additional useful information to investors about current trends in the business.
(4)	Total debt represents the sum of notes and loans payable, current maturities of long-term debt, and long-term debt. In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Cost”, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The Company adopted this standard in the first quarter of fiscal year 2017 and retrospectively applied the standard to all periods presented.
(5)	Debt to EBITDA (a non-GAAP measure) represents total debt divided by EBITDA for the trailing four quarters.

The Clorox Company Updated: 05-03-17

U.S. Retail Pricing Actions in Last 5 Calendar Years (CY2013 - CY2017)

Brand / Product	Average Price Change	Effective Date
Home Care
Clorox Clean-Up®, Formula 409®,
and Clorox® Disinfecting Bathroom
spray cleaners	+5%	March 2013

Green Works® cleaners	+21%	July 2014

Laundry
Clorox® liquid bleach	+7%	February 2015

Glad

Glad® trash bags	+6%	March 2014
Glad® ClingWrap	+5%	March 2014
Glad® trash bags	+6%	November 2014
Glad® wraps	+5%	January 2015

Natural Personal Care
Burt’s Bees® lip balm	+10%	July 2013

Notes:
●	Individual SKUs vary within the range.
●	This communication reflects pricing actions on primary items, and does not reflect pricing actions on our Professional Products business.